Exhibit 4.7

COMMON SECURITIES GUARANTEE AGREEMENT
SOVEREIGN BANCORP, INC.
Dated as of June 13, 2006

(i)

COMMON SECURITIES GUARANTEE AGREEMENT
          This GUARANTEE AGREEMENT (the “Common Securities Guarantee”), dated as of June 13, 2006, is executed and delivered by Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Guarantor”), for the benefit of the Holders (as defined herein) from time to time of the Common Securities (as defined herein) of Sovereign Capital Trust VI, a Delaware statutory trust (the “Issuer”).
          WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the “Trust Agreement”), dated as of June 13, 2006, among the Trustees of the Issuer named therein, the Guarantor, as sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing up to 10,000 common securities designated the 7.908% Common Securities (the “Common Securities”), having an aggregate stated liquidation amount of $10,000,000.00;
          WHEREAS, as incentive for the Holders to purchase the Common Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Common Securities Guarantee, to pay to the Holders the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and
          WHEREAS, the Guarantor is also executing and delivering a guarantee agreement (the “Capital Securities Guarantee”) for the benefit of the holders of the Capital Securities (as defined in the Trust Agreement), with terms similar to this Common Securities Guarantee, except that if an Event of Default (as defined in the Trust Agreement) has occurred and is continuing, the rights of Holders to receive Guarantee Payments under this Common Securities Guarantee are subordinated to the rights of holders of Capital Securities to receive guarantee payments under the Capital Securities Guarantee.
          NOW, THEREFORE, in consideration of the purchase by each Holder, which purchase the Guarantor hereby acknowledges shall benefit the Guarantor, the Guarantor executes and delivers this Common Securities Guarantee for the benefit of the Holders.
ARTICLE I
DEFINITIONS AND INTERPRETATION
     SECTION 1.1. Interpretation
          In this Common Securities Guarantee, unless the context otherwise requires:
          (a) Capitalized terms used in this Common Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in Section 1.2;
          (b) Terms defined in the Trust Agreement as at the date of execution of this Common Securities Guarantee have the same meaning when used in this Common Securities Guarantee unless otherwise defined in this Common Securities Guarantee;
          (c) a term defined anywhere in this Common Securities Guarantee has the same meaning throughout;

          (d) all references to “the Common Securities Guarantee” or “this Common Securities Guarantee” are to this Common Securities Guarantee as modified, supplemented or amended from time to time;
          (e) all references in this Common Securities Guarantee to Articles and Sections are to Articles and Sections of this Common Securities Guarantee unless otherwise specified; and
          (f) a reference to the singular includes the plural and vice versa.
     SECTION 1.2. Definitions
          (a) “Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Common Securities, to the extent not paid or made by the Issuer: (i) any accrued and unpaid Distributions that are required to be paid on such Common Securities to the extent the Issuer has funds available therefor at such time, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the “Redemption Price”) to the extent the Issuer has funds on hand legally available therefor at such time, with respect to any Common Securities called for redemption by the Issuer, and (iii) upon a voluntary or involuntary dissolution, winding up or termination of the Issuer (other than in connection with the distribution of Notes to the Issuer in exchange for Common Securities as provided in the Trust Agreement), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Common Securities to the date of payment, to the extent the Issuer has funds available therefor, and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the “Liquidation Distribution”). If an Event of Default has occurred and is continuing, no Guarantee Payments with respect to the Common Securities shall be made until holders of Capital Securities shall be paid in full the guarantee payments to which they are entitled under the Capital Securities Guarantee.
          (b) “Holder” means any holder, as registered on the books and records of the Issuer, of any Common Securities.
          (c) “Other Guarantees” means all guarantees to be issued by the Guarantor with respect to common securities (if any) similar to the Common Securities issued by any other trust, partnership or other entity affiliated with the Guarantor that is a financing vehicle of the Guarantor (if any), in each case similar to the Issuer.
          (d) “Fifth Supplemental Indenture” means the Fifth Supplemental Indenture dated as of June 13, 2006 between Sovereign Bancorp, Inc. and BNY Midwest Trust Company.
ARTICLE II
GUARANTEE
     SECTION 2.1. Guarantee
          The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.
     SECTION 2.2. Waiver of Notice and Demand
          The Guarantor hereby waives notice of acceptance of this Common Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.
     SECTION 2.3. Obligations Not Affected
          The obligations, covenants, agreements and duties of the Guarantor under this Common Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:
          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Common Securities to be performed or observed by the Issuer;
          (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Common Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Common Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Notes permitted by the Indenture);
          (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Common Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;
          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;
          (e) any invalidity of, or defect or deficiency in, the Common Securities;
          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or
          (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.3 that the obligations of the Guarantor with respect to the Guarantee Payments shall be absolute and unconditional under any and all circumstances.
There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.
     SECTION 2.4. Rights of Holders
          The Guarantor expressly acknowledges that any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Common Securities Guarantee, without first instituting a legal proceeding against the Issuer or any other Person.
     SECTION 2.5. Guarantee of Payment
          This Common Securities Guarantee creates a guarantee of payment and not of collection.
     SECTION 2.6. Subrogation
          The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Common Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Common Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Common Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.
     SECTION 2.7. Independent Obligations
          The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Common Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Common Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.3 hereof.
ARTICLE III
LIMITATION OF TRANSACTIONS; SUBORDINATION
     SECTION 3.1. Limitation of Transactions
          (a) If (1) the Guarantor has exercised its right to defer payments of interest on the Notes or (2) the Notes are held by the Trust and remain outstanding and either (a) there shall have occurred and be continuing an Event of Default under the Indenture, or any payment default on the Notes, or (b) the Guarantor shall be in default relating to its payment of any obligations under this Common Securities Guarantee or the Capital Securities Guarantee, then the Guarantor shall not:

          (i) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of the Guarantor’s capital stock or make any guarantee payment with respect to the foregoing; or
          (ii) make any payment of interest, principal, or premium, if any, on or repay, repurchase, or redeem any debt securities (including guarantees) issued by the Guarantor that rank equally with or junior to the Notes;
other than:
          (A) purchases by the Guarantor of its capital stock required in connection with employee, director or agent benefit plans or under any dividend reinvestment or stock purchase plan;
          (B) in connection with the Guarantor’s reclassification of any class or series of the Guarantor’s capital stock, or the Guarantor’s exchange or conversion of one class or series of the Guarantor’s capital stock for or into another class or series of the Guarantor’s capital stock;
          (C) the Guarantor’s payment of any dividend within 60 days after the date of declaration of the dividend if, at the date of declaration, (a) payment of the dividend would not have been prohibited by an election to defer interest payments and (b) the declaration was in accordance with the Guarantor’s dividend policy in effect immediately prior to the declaration of the dividend;
          (D) the Guarantor’s purchase of fractional interests in shares of its capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;
          (E) dividends or distributions payable in the capital stock of the Guarantor, or options, warrants or rights to acquire capital stock of the Guarantor, or repurchases or redemptions of capital stock of the Guarantor solely from the issuance or exchange of capital stock of the Guarantor;
          (F) payments under this Common Securities Guarantee and the Capital Securities Guarantee;
          (G) any declaration of a dividend by the Guarantor in connection with the implementation of a shareholders’ rights plan, or issuances of stock under any such plan in the future, or redemptions or repurchases of any such rights pursuant to any such shareholders’ rights plan; or
          (H) repurchases by the Guarantor of its common stock in connection with the Guarantor’s acquisitions of businesses or any of the Guarantor’s subsidiaries (which repurchases are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses).

          (b) In addition, so long as the Capital Securities remain outstanding, the Guarantor shall:
          (i) maintain 100% direct or indirect ownership of the Common Securities, unless a permitted successor of the Guarantor succeeds to its ownership of the Common Securities;
          (ii) use its reasonable efforts to cause the Trust to:
          (A) remain a statutory trust, except in connection with the distribution of the Notes to the Holders of the Capital Securities and the Common Securities in liquidation of the Trust, the redemption of all of the Capital Securities and the Common Securities of the Trust, or certain mergers, consolidations, or amalgamations, each as permitted by the Trust Agreement;
          (B) ensure that the Trust will not be an “investment company” required to be registered under the Investment Company Act of 1940, as amended; and
          (C) otherwise continue not to be treated as an association taxable as a corporation or partnership for United States federal income tax purposes; and
          (iii) use its reasonable efforts to cause each Holder of the Capital Securities and the Common Securities to be treated as owning an undivided beneficial interest in the corresponding Notes.
     SECTION 3.2. Ranking
          This Common Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to the Senior Indebtedness (as defined in the Fifth Supplemental Indenture), to the same extent and in the same manner that the Notes are subordinated to Senior Indebtedness pursuant to the Fifth Supplemental Indenture (except as indicated below), it being understood that the terms of Article Six of the Fifth Supplemental Indenture shall apply to the obligations of the Guarantor under this Common Securities Guarantee as if (x) such Article Six was set forth herein in full and (y) such obligations were substituted for the term “Notes” appearing in such Article Six, except that with respect to Section 6.1 of the Fifth Supplemental Indenture only, the term “Senior Indebtedness” shall mean all liabilities of the Guarantor, whether or not for money borrowed (other than obligations in respect of Other Guarantees), (ii) pari passu with any other junior subordinated obligations now outstanding or hereafter issued by the Guarantor and with any Other Guarantee and any guarantee now outstanding or hereafter entered into by the Guarantor in respect of any preferred securities (including trust preferred securities) of any Affiliate of the Guarantor, (iii) pari passu with the Capital Securities Guarantee, except that if an Event of Default (as defined in the Trust Agreement) has occurred and is continuing, the rights of Holders to receive Guarantee Payments under this Common Securities Guarantee shall be subordinated to the rights of holders of the Capital Securities to receive guarantee payments under the Capital Securities Guarantee, and (iv) senior to the Guarantor’s capital stock.

ARTICLE IV
TERMINATION
     SECTION 4.1. Termination
          This Common Securities Guarantee shall terminate (i) upon full payment of the Redemption Price of all Common Securities, (ii) upon the distribution of the Notes to all the Holders or (iii) upon full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Issuer. Notwithstanding the foregoing, this Common Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Common Securities or under this Common Securities Guarantee.
ARTICLE V
MISCELLANEOUS
     SECTION 5.1. Successors and Assigns
          All guarantees and agreements contained in this Common Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the then outstanding Common Securities.
     SECTION 5.2. Amendments
          Except with respect to any changes which do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Common Securities Guarantee may only be amended with the prior approval of the Holders of at least a majority in liquidation amount of all the outstanding Common Securities. The provisions of Section 12.2 of the Trust Agreement with respect to meetings of Holders apply to the giving of such approval.
     SECTION 5.3. Notices
          All notices provided for in this Common Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, faxed or mailed by registered or certified mail, as follows:
          (a) if given to the Issuer, in care of the Administrative Trustees at the Issuer’s mailing address set forth below (or such other address as the Issuer may give notice of to the Holders):
Sovereign Capital Trust VI
1105 North Market Street
7th Floor
Wilmington, DE 19801
Attention: Administrative Trustee
Fax: (610) 208-6316

          (b) if given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders):
Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, PA 19610
Attention: Chief Financial Officer
Fax: (610) 320-8448
          (c) if given to any Holder, at the address set forth on the books and records of the Issuer.
          All such notices shall be deemed to have been given when received in person, faxed with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.
     SECTION 5.4. Benefit
          This Common Securities Guarantee is solely for the benefit of the Holders and is not separately transferable from the Common Securities.
     SECTION 5.5. Governing Law
          THIS COMMON SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.
[SIGNATURE ON FOLLOWING PAGE]

          THIS COMMON SECURITIES GUARANTEE is executed as of the day and year first above written.

SOVEREIGN BANCORP, INC.
By:	/s/ Thomas R. Brugger
Thomas R. Brugger,
Treasurer and Senior Vice President